AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997
                                                       REGISTRATION NO. 333-
           POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-2152
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                       and POST-EFFECTIVE AMENDMENT NO. 1
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            BIG FLOWER HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                      DELAWARE                               13-397-1556
  (State or Other Jurisdiction of                          (I.R.S. Employer
   Incorporation or Organization)                        Identification Number)

                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

     BIG FLOWER HOLDINGS, INC. RESTATED 1993 STOCK AWARD AND INCENTIVE PLAN
                            (Full Title of the Plan)

                             MARK A. ANGELSON, ESQ.
                    EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                     AND SECRETARY OF THE BOARD OF DIRECTORS
                            BIG FLOWER HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600

            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                   Copies to:

                          ROBERT E. BUCKHOLZ, JR., ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000

                                                     CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED
                                                                         MAXIMUM         PROPOSED MAXIMUM       AMOUNT OF
                                                   AMOUNT BEING     OFFERING PRICE PER  AGGREGATE OFFERING    REGISTRATION
     TITLE OF SECURITIES BEING REGISTERED         REGISTERED(1)           SHARE(2)            PRICE(2)              FEE
============================================== ==================== ================== ===================== ===============
Common Stock, par value $0.01 per share(3)          3,484,114            $21.42            $74,624,540        $22,613.50
============================================== ==================== ================== ===================== ===============

(1)  The amount of Common Stock being registered ("Common Stock") represents the maximum total number of shares of Common Stock reserved and available for issuance under the Plan less the 2,000,000 shares of Common Stock already registered under the
     Securities Act.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the
     Securities Act based (i) in the case of up to 601,551 shares of Common Stock that in the future may be issued upon exercise of options previously granted under the Plan, on the respective exercise prices ranging from $18.125 per share to $21.50 per share and (ii) in the case of the remaining 2,882,563 shares of Common Stock registered pursuant to this registration statement, on the average of the high and the low price of Common Stock on October 28, 1997, as reported on the New York Stock Exchange, Inc.
     Composite Tape.

(3)  Includes rights to purchase Series A Junior Preferred Stock. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Stock and will be transferred only with the Common Stock. The value attributable to such preferred stock purchase rights, if any, is reflected in the market price of the Common Stock.

         This Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-2152. The Registration Statement and Post-Effective Amendment shall become effective immediately upon filing pursuant to Rules 462 and 464 under the Securities Act.

                                Explanatory Note

         This filing constitutes a Registration Statement (the "Registration Statement") registering 3,484,114 additional shares of Common Stock under the Plan and a Post-Effective Amendment (the "Post-Effective Amendment") to Registration Statement No. 333-2152 (the "1996 Registration Statement"). The Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with a reorganization (the "Reorganization") of Big Flower Press Holdings, Inc., a Delaware corporation (the "Company"), under Section 251(g) of the General Corporation Law of the State of Delaware. In the Reorganization, Big Flower Holdings, Inc. (the "Registrant") became the new parent holding company of the Company, which became a wholly-owned subsidiary, and the common stock of the Company, par value $0.01 per share, was automatically exchanged for common stock of the Registrant, par value $0.01 per share ("Common Stock").

         In accordance with Rule 414, the Registrant, as the successor issuer, hereby expressly adopts the 1996 Registration Statement of the Company, as well as the plan to which it relates (the "Plan"), as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         This Registration Statement registers additional shares of Common Stock under the Plan. The contents of the 1996 Registration Statement are incorporated herein by reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, providing that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         The Registrant's Amended and Restated By-laws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under the General Corporation Law of the State of Delaware.

         As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant's Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

         The Registrant maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

ITEM 8.  EXHIBITS

Exhibit
  No.    Description

4.1      Restated Certificate of Incorporation of the Registrant.

4.2      Amended and Restated By-laws of the Registrant.

4.3      Specimen of Common Stock certificate of the Registrant.

4.4 Certificate of Designation, Preferences and Rights of Series A Junior Preferred Stock of the Registrant

4.5 Rights Agreement, dated as of November 28, 1995, between Big Flower Holdings, Inc. and The Bank of New York, as Rights Agent.

4.6      Big Flower Holdings, Inc. Restated 1993 Stock Award and Incentive Plan.

5.1 Opinion of Sullivan & Cromwell as to the validity of the Common Stock being registered.

23.1     Consent of Deloitte & Touche LLP.

23.2 Consent of Sullivan & Cromwell (included in their opinion filed as Exhibit 5.1).

24.1 Power of Attorney (included in the signature page of this Registration Statement).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in The City of New York, State of New York, on this the 4th day of November, 1997.

                                            BIG FLOWER HOLDINGS, INC.


                                            By: /s/ R. Theodore Ammon
                                                R. Theodore Ammon
                                                Chairman of the Board


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Theodore Ammon, as his or her attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this Registration Statement on Form S-8 of Big Flower Holdings, Inc. and any and all amendments thereto under the Securities Act of 1933, including any and all post-effective amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and hereby ratifies, approves and confirms all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          NAME                           TITLE                        DATE


/s/ R. Theodore Ammon        Chairman of the Board
  R. Theodore Ammon          (Principal Executive               November 4, 1997
                                  Officer)

/s/ Edward T. Reilly         President, Chief Executive         November 4, 1997
  Edward T. Reilly           Officer and Director


/s/ Richard L. Ritchie       Executive Vice President           November 4, 1997
  Richard L. Ritchie         and Chief Financial Officer
                             (Principal Financial and
                              Accounting Officer)

/s/ Peter G. Diamandis       Director                           November 4, 1997
  Peter G. Diamandis


/s/ Robert M. Kimmitt        Director                           November 4, 1997
  Robert M. Kimmitt


/s/ Joan D. Manley           Director                           November 4, 1997
  Joan D. Manley


/s/ Newton N. Minow          Director                           November 4, 1997
  Newton N. Minow

                                  EXHIBIT INDEX


Exhibit
  No.    Description                                                  Page No.

4.1      Restated Certificate of Incorporation of the Registrant.          9

4.2      Amended and Restated By-laws of the Registrant.                  17

4.3      Specimen of Common Stock certificate of the Registrant.          40

4.4      Certificate of Designation, Preferences and Rights of
         Series A Junior Preferred Stock of the Registrant                42

4.5      Rights Agreement, dated as of November 28, 1995, between
         Big Flower Holdings, Inc. and The Bank of New York, as
         Rights Agent.                                                    53

4.6      Big Flower Holdings, Inc. Restated 1993 Stock Award and
         Incentive Plan.                                                 131

5.1      Opinion of Sullivan & Cromwell as to the validity of the
         Common Stock being registered.                                  148

23.1     Consent of Deloitte & Touche LLP.                               151

23.2 Consent of Sullivan & Cromwell (included in their opinion filed as Exhibit 5.1).

24.1 Power of Attorney (included in the signature page of this Registration Statement).